                                                                     EXHIBIT 3.1

                           CERTIFICATE OF INFORMATION
                          TO ARTICLES OF RESTATEMENT OF
                              FINE.COM CORPORATION

         Pursuant to the provisions of RCW 23B.10.070, the following information is provided together with the attached Amended and Restated Articles of Incorporation for the above-named Washington corporation.

         1.  Name. The name of record of the corporation is:

                              fine.com Corporation

         2. Text of Amendments. The attached Amended and Restated Articles of Incorporation include amendments to the Articles of Incorporation which amend the corporation's Articles of Incorporation in their entirety. Specifically, the amendments: (a) describe generally the purposes of the corporation; (b) increase the authorized capital stock; (c) state that the shares of common stock shall have no par value; (d) eliminate preemptive rights; (e) eliminate cumulative voting; (f) state that the Board of Directors may adopt, amend or repeal Bylaws;
(g) state the name and address of the current registered agent; (h) provide that the number of directors shall be determined as provided in the Bylaws; (i) provide for limitations of directors' liability; (j) provide for indemnification of directors and officers; (k) add captions to each article; (l) eliminate the article regarding the incorporators' names and addresses; and (m) renumber the several articles.

         3. Exchange, Reclassification or Cancellation of Issued Shares. The amendments do not provide for an exchange, reclassification or cancellation of issued shares.

         4. Date of Adoption. The amendments and Articles of Restatement were adopted:

                   By the Board of Directors on __________________. Shareholder
             ---   action was not required.

              X    By the shareholders on February 4, 1996, in accordance with
             ---   the provisions of RCW 23B.10.030 and RCW 23B.10.040.

         5. Effective Date. The attached Articles of Restatement will be effective upon filing unless an extended date and/or time appears here:
____________________________________

             (Note: Extended effective date may not be set at more than 90 days beyond the date of the document is stamped "Filed" by the Secretary of State.)


         Dated: February 4, 1996
                                           /s/ Daniel Matthew Fine
                                          -----------------------------------
                                            Daniel Matthew Fine, President

                                    EXHIBIT A

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              FINE.COM CORPORATION


                                    ARTICLE I

                                      NAME

         The name of this corporation is fine.com Corporation.

                                   ARTICLE II

                                    PURPOSES

         This corporation is organized for the following purposes:

         A. To engage in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporation Act.

         B. To engage in all such activities as are incidental or conducive to the attainment of the purposes of this corporation, or any of them, and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.

                                   ARTICLE III

                                     SHARES

         This corporation is authorized to issue 20,000,000 shares of common stock, and each share will have no par value per share.

                                   ARTICLE IV

                              NO PREEMPTIVE RIGHTS

         Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                                    ARTICLE V

                              NO CUMULATIVE VOTING

         At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                                   ARTICLE VI

                                     BYLAWS

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                                   ARTICLE VII

                           REGISTERED AGENT AND OFFICE

         The name of the current registered agent of this corporation and the address of its current registered office are as follows:

              Name                          Address

              Daniel Matthew Fine           1109 First Avenue
                                            Suite 212
                                            Seattle, Washington  98101-2945

                                  ARTICLE VIII

                                    DIRECTORS

         The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

                                   ARTICLE IX

                       LIMITATION OF DIRECTORS' LIABILITY

         A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.03.310, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

                                    ARTICLE X

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1. Right to Indemnification. Each person who was, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in section 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

         Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) day s, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to have the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

         Section 3. Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

         Section 4. Insurance, Contracts and Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

         Section 5. Indemnification of Employees and Agents of the Corporation. The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.


Dated:  February 4, 1996                 /s/ Daniel Matthew Fine
                                        --------------------------------------
                                            Daniel Matthew Fine, President

                      CONSENT TO SERVE AS REGISTERED AGENT


         I, Daniel Matthew Fine, hereby consent to serve as Registered Agent, in the State of Washington, for fine.com Corporation. I understand that as agent for the corporation, it will be my responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office of the Secretary of State in the event of my resignation, or of any changes in the registered office address of fine.com Corporation.


         Dated: February 4, 1996.
                                       /s/ Daniel Matthew Fine
                                      ----------------------------------------
                                       Daniel Matthew Fine, President

                                       1109 First Avenue
                                       Suite 212
                                       Seattle, WA  98101-2945
                              fine.com CORPORATION
                     CERTIFICATE RE ARTICLES OF AMENDMENT OF
                            ARTICLES OF INCORPORATION


         Pursuant to the Washington Business Corporation Act, fine.com Corporation, a Washington corporation (the "Corporation"), hereby delivers for filing to the Secretary of State of the State of Washington Articles of Amendment to Articles of Incorporation.

         1.  The name of the Corporation is "fine.com Corporation."

         2. The Articles of Incorporation have been amended as set forth in the attached Articles of Amendment.

         3.  The amendments were adopted on December 27, 1996.

         4. The amendments were duly approved by the shareholders on December 27, 1996 in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

         DATED as of the 27th day of December, 1996.

                                       fine.com CORPORATION

                                            /s/ Dan Fine
                                       By:______________________________________
                                           Dan Fine, Chairman and CEO
                              fine.com CORPORATION

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION


         Pursuant to the Washington Business Corporation Act, fine.com Corporation, a Washington corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation.

         1.  The name of the Corporation is fine.com Corporation.

         2.  The text of the amendment as adopted is as follows:

             Article III is hereby amended to read as follows:

                                   ARTICLE III

                                     SHARES

             3.1 Authorized Shares. The total number of shares which the Corporation is authorized to issue is ten million (10,000,000), consisting of nine million (9,000,000) shares of common stock and one million (1,000,000) shares of preferred stock. Each share shall have no par value per share.

             3.2 Issuance of Preferred Stock in Series. The preferred stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the Corporation, as determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The board of directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

             3.3 Dividends. The holders of shares of the preferred stock shall be entitled to receive dividends, out of the funds of the Corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the board of directors in designating a


Articles of Amendment to the
Articles of Incorporation                                                Page 8
         particular series of preferred stock. If such dividends on the preferred stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the common stock shall be paid or declared and set apart for payment. The holders of the preferred stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

             3.4 Redemption. The preferred stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the board of directors in designating a particular series of preferred stock. In any event, such preferred stock may be repurchased by the Corporation to the extent legally permissible.

             3.5 Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, then, before any distributions shall be made to the holders of the common stock, the holders of the preferred stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the board of directors in designating a particular series of preferred stock and dividends accrued thereon to the date of such payment. The holders of the preferred stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution or winding up of the affairs of the Corporation other than the distributive amounts referred to in this section, unless otherwise provided by the board of directors in designating a particular series of preferred stock.

             3.6 Conversion. Shares of preferred stock may be convertible to common stock of the Corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the board of directors in designating a particular series of preferred stock.

             3.7 Voting Rights. Holders of preferred stock shall have such voting rights as may be provided by the board of directors in designating a particular series of preferred stock.

             3.8 Automatic Conversion. Upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of the Corporation's common stock: (a) each authorized but unissued share of the preferred stock shall automatically be converted, without any further act of the Corporation or its stockholders, into shares of authorized but unissued common stock of the Corporation; and (b) each outstanding share of the preferred stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of common stock of the


Articles of Amendment to the
Articles of Incorporation                                                Page 9

         Corporation. The initial conversion rate shall be one share of common stock for each share of the preferred stock (whether unissued or outstanding), subject to such adjustments as may be provided by the board of directors.

             3.9 Series A Preferred Stock. The terms and provisions of Series A Preferred Stock are as set forth in Exhibit A attached hereto and incorporated herein by reference.

         4. This amendment was adopted by the shareholders as of December 27, 1996 in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

         DATED as of December 27, 1996.

                                            fine.com CORPORATION

                                                /s/ Dan Fine
                                            By:_________________________________
                                                  Dan Fine, Chairman and CEO


Articles of Amendment to the
Articles of Incorporation                                                Page 10

                                    Exhibit A

                              fine.com CORPORATION

                TERMS AND PROVISIONS OF SERIES A PREFERRED STOCK

         1. Preference on Liquidation, etc. In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of Common Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive payment of $4.20 per share of Series A Preferred Stock held by them (as appropriately adjusted for any stock dividend, stock split, recapitalization or combination of shares).

         If, upon any liquidation, distribution of assets, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Series A Preferred Stock shall be insufficient to pay in full the respective preferential amounts on the shares of Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

         After the payment or setting apart of payment to the holders of Series A Preferred Stock of the preferential amounts so payable to them, the remaining assets shall be distributed to the holders of Common Stock and Series A Preferred Stock pro rata based upon the number of shares of Common Stock held by each (assuming full conversion of all Series A Preferred Stock).

         The merger or consolidation of the Corporation into or with another corporation, or the effectuation of a statutory exchange of shares, or the sale, lease or transfer of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 1; provided, however, that the merger or consolidation of the Corporation into or with another corporation or the effectuation of a statutory exchange of shares, in which the shareholders of the Corporation immediately prior to such transaction hold, immediately after such transaction, at least 50% of the general voting power of the surviving or acquiring entity (or a parent corporation thereof) by virtue of their ownership of the Corporation's equity securities, shall not be regarded as a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section
1. In any such case the valuation of the Corporation, and the amount of any liquidation preference to which the holders of Series A Preferred Stock shall be entitled, shall be computed in the same manner as if the Corporation's available assets (valued at the value being given for the Corporation's shares or assets in such transactions) were actually being distributed to all shareholders in connection with such transaction (even though holders of Common Stock and other classes or series of Preferred Stock are not or may not be entitled to receive any actual distribution upon such deemed liquidation or dissolution). In any such case, the Corporation shall not enter into or consummate any such merger, consolidation, exchange, sale, transfer, lease, reorganization or other transaction without making adequate provision for the protection and implementation of the rights of the holders of Series A Preferred Stock upon such deemed liquidation or dissolution.

         2. Voting. In addition to the special voting rights provided by applicable law, the holders of shares of Series A Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and each share of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of

Series A Preferred Stock could be converted pursuant to the applicable provisions of Section 3, at the record date established by the Board of Directors of the Corporation for the determination of the stockholders entitled to vote on such matters, or, if no such record date is so established, at the record date provided by law, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. In all cases where the holders of shares of Series A Preferred Stock have the right provided by applicable law to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

         3.  Automatic Conversion. Each outstanding share of Series A
Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into one fully paid and nonassessable share of Common Stock upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of the Corporation's Common Stock.

             (a) Series A Conversion Price. Each share of Series A Preferred Stock shall be converted into that number of shares of Common Stock determined by dividing (x) $4.20 by (y) the Series A Conversion Price in effect on the Series A Conversion Date. The Series A Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series A Preferred Stock shall be $4.20. The Series A Conversion Price shall be subject to adjustment as set forth in Subsection 3(d). No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

             (b) Mechanics of Conversion. Upon the occurrence of such underwritten public offering, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are delivered to the Corporation or any transfer agent of the Corporation. Conversion of the Series A Preferred Stock shall be deemed to have been effected on the date on which the effective date of such underwritten public offering shall have occurred, and such date is referred to herein with respect to the Series A Preferred Stock as the "Series A Conversion Date." Subject to the provisions of Subsection 3(d)(viii), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation or any transfer agent of the Corporation) the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Subsection 3(c) and any dividends on the Series A Preferred Stock which such holder is entitled to receive, but has not yet received. Subject to the provisions of Subsection 3(d)(viii), the Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the Series A Conversion Date.

             (c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then fair value per share of Common Stock, as determined by the Board of Directors.

             (d) Conversion Adjustments for the Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

             (i) Common Stock Issued at a Price Less than the Series A Conversion Price. If the Corporation shall issue Common Stock other than Excluded Stock as defined in Subsection 3(d)(ii) for a consideration per share less than $4.20 (as adjusted pursuant to this Subsection 3(d)), then the Series A Conversion Price in effect immediately prior to each such issuance shall immediately be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock then issuable upon conversion of shares of Series A Preferred Stock, multiplied by the Series A Conversion Price in effect immediately prior to such issuance and (B) the consideration, if any, received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance plus the number of shares of Common Stock then issuable upon conversion of shares of Series A Preferred Stock.

             For the purposes of any such adjustment of the Series A Conversion Price, the following provisions shall be applicable:

                   (A) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any reasonable discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                   (B) Consideration Other Than Cash. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, including securities acquired in exchange therefor, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors.

                   (C) Options and Convertible Securities. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exercisable) or (iii) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable), other than options, warrants, rights or convertible or exchangeable securities which are or, when exercised or converted, would constitute Excluded Stock, the following provisions shall apply:

                        (1) the aggregate maximum number of shares of Common
                   Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in sub-clauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                        (2) the aggregate maximum number of shares of Common
                   Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities and the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in subclauses (A) and (B) above);

                        (3) on any change in the number of shares of Common
                   Stock deliverable upon exercise of any such options, warrants or rights or conversion of or exchange for such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price as then in effect shall forthwith be readjusted to such Series A Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or securities not converted or exchanged prior to such change, upon the basis of such change;

                        (4) on the expiration or cancellation of any such
                   options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Series A Conversion Price shall have been adjusted upon the issuance thereof, such Series A Conversion Price shall forthwith be readjusted to such Series A Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such securities; and

                        (5) if the Series A Conversion Price shall have been
                   adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Series A Conversion Price shall be made for the actual issuance of Common Stock upon the exercise thereof;

                  provided, however, that no increase in the Series A Conversion Price shall be made pursuant to sub-clauses (1) or (2) of this subclause (C).

                  (ii) Excluded Stock. "Excluded Stock" shall mean shares of Common Stock issued or reserved for issuance by the Corporation (A) as a stock dividend payable in shares of Common Stock; (B) upon any subdivision or split-up of the outstanding shares of Common Stock or Series A Preferred Stock; (C) upon conversion of shares of Series A Preferred Stock; (D) pursuant to stock options granted under the Corporation's Incentive Stock Option Plan, as such plan may be amended from time to time; (E) pursuant to stock options granted to Cairncross & Hempelmann, P.S., or its designee; and (F) as of the Issue Date.

                  (iii) Stock Dividends. If the number of shares of Common Stock outstanding at any time after the Issue Date is increased by a stock dividend or other distribution on Common Stock payable in shares of Common Stock or by a subdivision, split-up or reclassification of outstanding shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision, split-up or reclassification, as the case may be, the Series A Conversion Price shall be appropriately reduced so that the holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned immediately following such action had such shares of Series A Preferred Stock been converted immediately prior thereto.

                  (iv) Combination of Stock. If the number of shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination or reclassification of the outstanding shares of Common Stock, then, immediately after the effective date of such combination or reclassification, the Series A Conversion Price shall be appropriately increased so that the holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which the holder would have owned immediately following such action had such shares of Series A Preferred Stock been converted immediately prior thereto.

                  (v) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Subsection 3(d)), then in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                  (vi) Merger or Consolidation. If at any time or from time to time there shall be an acquisition of the Corporation by another entity by means of merger, consolidation or otherwise, resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued or caused to be issued by the acquiring entity or any of its affiliates, and such exchange is not otherwise regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of Section 1, then, as a part of such acquisition, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the acquiring corporation resulting from such acquisition to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such acquisition. In any such case appropriate adjustments shall be made in the application of the provisions of this Subsection 3(d) with respect to the rights of the holders of the Series A Preferred Stock after such acquisition to the end that the provisions of this Subsection 3(d) (including adjustment of the Series A Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  (vii) Rounding of Calculations; Minimum Adjustment. All calculations under this Subsection 3(d) shall be made to be nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 3 to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made if the amount of such adjustment would be less than 1% of the Series A Conversion Price then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% or more of the Series A Conversion Price then in effect.

                  (viii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Subsection 3(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to Subsection 3(c); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                  (e) Statement Regarding Adjustments. Whenever the Series A Conversion Price shall be adjusted as provided in Subsection 3(d), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Series A Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first-class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Subsection 3(f).

             (f) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Series A Conversion Price), (iii), (iv), (v) or (vi) of Subsection 3(d), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in Subsection 3(e), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 15 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

             (g) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

             (h) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

             (i) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

             (j) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which will cause a contrary result.

         4. Redemption. Except as the holders of Series A Preferred Stock are entitled to have their shares redeemed pursuant to Section 1, the Corporation shall not redeem the Series A Preferred Stock, in whole or in part.

         5. Dividends. Dividends shall be declared and set aside for any shares of the Series A Preferred Stock only upon resolution of the Board of Directors of the Corporation; provided, that if the Board of Directors declares a dividend payable on the Common Stock, the holders of the Series A

Preferred Stock shall be entitled to dividends per share of the Series A Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which each share of the Series A Preferred Stock held by each holder thereof would be converted (as of the record date for the determination of the holders of Common Stock entitled to receive such dividend) pursuant to Subsection 3(d).

         6. Retirement of Shares. Shares of Series A Preferred Stock which have been issued and have been redeemed, repurchased or reacquired in any manner by the Corporation shall be retired and shall not be reissued.

         7.  General Provisions

             (a) The term "Person" as used herein means any corporation, partnership, trust, organization, association, other entity or individual.

             (b) The term "outstanding," when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

             (c) All accounting terms used herein and not expressly defined herein shall have the meanings given to them in accordance with generally accepted accounting principles.

             (d) The headings of the sections, subsections, clauses and subclauses herein are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              FINE.COM CORPORATION


         Pursuant to the Washington Business Corporation Act, fine.com Corporation, a Washington corporation (the "Corporation"), hereby amends its Amended and Restated Articles of Incorporation as follows:

1.       The name of the corporation is:  FINE.COM CORPORATION

2. The first sentence of Section 3 of the Terms and Provisions of Series A Preferred Stock is amended to read in its entirety as follows:

                  "Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its shareholders, into one fully paid and nonassessable share of Common Stock upon the effective date of a registration statement for an underwritten public offering under the Securities Act of 1933, as amended, covering the offering and sale of the Corporation's Common Stock."

3. The total number of shares of Series A Preferred Stock to be issued by the Corporation shall not exceed 59,524 shares.

4. The terms and provisions of a Series consisting of the balance of authorized but unissued shares of preferred stock of the Corporation are as set forth below:

                  "Each authorized but unissued share of a Series consisting of the balance of authorized but unissued shares of preferred stock of the Corporation shall automatically be converted, without any further act of the Corporation or its shareholders, into one authorized but unissued share of Common Stock upon the effective date of a registration statement for an underwritten public offering under the Securities Act of 1933, as amended, covering the offering and sale of the Corporation's Common Stock."

5. The foregoing amendments do not provide for an exchange, reclassification or cancellation of issued shares.

6. The amendment set forth above in paragraph 2 was duly adopted by the Board of Directors on April 14, 1997 and approved by the shareholders on May 9, 1997, in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040. The amendments set forth above in paragraphs 3 and 4 were duly adopted by the Board of

         Directors on May 9, 1994 , in accordance with the provisions of RCW 23B.10.020, and shareholder approval was not required.

         DATED as of May 9, 1997.

                          fine.com Corporation


                               /s/ Daniel M. Fine
                          By ___________________________________________________
                          Daniel M. Fine, President and Chief Executive Officer